September 8, 2008

New Millennium Products

300 Market Street, Suite 130-13

Chapel Hill, North Carolina 27516

I agree to fund New Millennium Products up to $300,000 as required for its development and its corporate expenses, as set forth in its Registration Statement on Form s-1, file number 333-153768. Any amounts advanced by me shall bear interest at the rate of 8% per annum and be repayable out of the proceeds of any public or private offering carried out by New Millennium Products.

This agreement is not intended to confer any benefit from me upon any creditors of the corporation to pay the debts of New Millennium Products.

/s/ Learned J. Hand